Exhibit 10.3

Separation Agreement and Release of All Claims

Margaret Gezerlis (“Employee”) and VerifyMe, Inc., a Nevada corporation (the “Company”) make this Separation Agreement and Release of All Claims (this “Agreement”) for Employee’s mutual and orderly separation from employment with the Company. Employee and the Company will be referred to herein collectively as the “Parties.”

WHEREAS, Employee has been employed by the Company pursuant to that certain Employment Agreement between Employee and the Company entered into as of February 15, 2022 (the “Employment Agreement”); and

WHEREAS, Employee has elected to voluntarily resign her Employment with the Company pursuant to Section 6(b) of the Employment Agreement; and

WHEREAS, the Company and Employee have agreed that Employee’s employment with the Company shall end on the Separation Date (defined below); and

WHEREAS, notwithstanding the Employment Agreement, the Company desires to provide the severance benefits described herein in exchange for Employee’s acceptance of this Agreement.

NOW, THEREFORE, the Parties, in consideration for the promises and mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, and the Parties acting on their own free will hereby irrevocably agree as follows:

1.       Voluntary Resignation and Required Payments.

a.       Pursuant to Section 6(b) of the Employment Agreement, Employee voluntarily resigns her employment with the Company effective as of July 31, 2023 (the “Separation Date”). The Parties mutually agree to waive the required sixty (60) day notice period of such voluntary resignation and understand that Employee shall not be entitled to any payment for such waived notice period. Effective as of the Separation Date, Employee also resigns from each and every other position Employee holds as a director, officer, manager, employee, and any other comparable position, as applicable, of the Company and its subsidiaries and affiliates, including, but not limited to, PeriShip Global LLC and Trust Codes Global Limited.

b.       The Company shall pay Employee her salary through the Separation Date. Except as set forth below, all of Employee’s employment benefits shall terminate on the Separation Date. The Company shall provide Employee with notice of Employee’s rights to benefits continuation at Employee’s cost.

c.       Employee acknowledges that as a result of her termination pursuant to Section 6(b) of the Employment Agreement, she is not otherwise entitled to any of the severance benefits defined in Section 6(c) of the Employment Agreement but will instead receive the Severance Benefit described in Section 2 below in consideration of her acceptance and non-revocation of this Agreement.

2.       Severance Benefit.

a.       In consideration of Employee executing and not revoking this Agreement, the Company shall pay Employee a severance payment, to which Employee is not otherwise entitled, in the amount of ninety thousand dollars ($90,000.00), less required deductions and withholdings, which shall be made by the Company in the form of salary continuation on the Company’s regular pay days from the Separation Date until January 31, 2024. This severance payment is equivalent to six (6) months of Employee’s Base Salary (as defined in the Employment Agreement).

b.       In consideration of Employee executing and not revoking this Agreement, the Company shall provide six (6) monthly payments of one thousand dollars ($1,000.00) each, less required deductions and withholdings, starting on the Company’s first payroll period in August 2023. This amount, which Executive can use for any purpose, is equal to the health care benefit supplement payment received by Employee prior to the Separation Date.

c.       In consideration of Employee executing and not revoking this Agreement, the Company shall grant Employee an award of 42,612 restricted stock units under the Company’s 2020 Equity Incentive Plan pursuant to a Restricted Stock Unit Award Agreement in the form attached hereto as Exhibit A. The Parties understand and agree that Employee’s outstanding award of restricted stock units under 2020 Equity Incentive Plan pursuant to the Restricted Stock Unit Award Agreement dated February 16, 2022, is hereby deemed null and void and Employee forfeits any right to the restricted stock units granted to Employee thereunder.

d.       The benefits described in the above subsections 2(a), 2(b) and 2(c) shall collectively be referred to as the “Severance Benefits.” Employee agrees that absent this Agreement, she is not entitled to the Severance Benefits. Employee also agrees that she is not entitled to any other compensation (including, but not limited to, salary or bonuses), benefits, or payments of any kind or description from the Company, from or under any other promise, contract or agreement of any kind or description between Employee and the Company, whether oral or written, express or implied, or from or under any employee benefit plan or fringe benefit plan sponsored by the Company, whether now or in the future, other than as described in this Agreement and those in which she may already be vested. Specifically, Employee acknowledges and agrees that, upon receipt of the Severance Benefits and other pay described in this Agreement, Employee is not entitled to any further payments or benefits (and has not vested in any additional benefits) under any plan or arrangement maintained or sponsored by the Company or any affiliate.

3.       Complete Waiver and Release.

a.       Employee, for Employee’s own self and Employee’s executors, heirs, successors and assigns, in consideration of the benefits provided in Section 2 of this Agreement, does hereby fully and forever discharge and release the Company and its parents, subsidiaries and affiliates, and with respect to each of the foregoing, its owners, agents, officers, shareholders, members, directors, employees, successors and assigns and each and all of the foregoing (referred to in this Agreement as “Released Company Parties”), individually and collectively, from any and all debts, demands, actions, causes of action, accounts, covenants, contracts, agreements, damages, omissions, promises, and any and all claims or liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (individually or collectively “Claims”) that Employee now has or may in the future have, or that any person or entity may have on Employee’s behalf, on account of or arising out of any matter or thing which has happened, developed or occurred prior to Employee’s signing of this Agreement, including, without limitation, all Claims arising from Employee’s employment with the Company, any promise, contract or agreement between Employee and the Company, Employee’s separation from employment with the Company, Employee’s other relationships and dealings with the Company and other Released Company Parties, and the termination of such other relationships or dealings. Employee hereby waives any and all such legal rights and Claims of any type or description that Employee has or might have against the Company and/or any of the other Released Company Parties. This Agreement is intended to be interpreted in the broadest possible manner to include all actual or potential Claims that Employee may have against the Company, whether now known or unknown, except as specifically provided otherwise in this Agreement.

b.       Employee agrees to fully and forever release all legal rights and Claims against the Released Company Parties, whether or not presently known and including future legal rights and Claims if based in whole or in part on acts or omissions occurring before Employee executes this Agreement. Employee agrees that the legal rights and Claims that Employee is giving up include, but are not limited to, legal rights and Claims, if any, under all State and Federal statutes that protect Employee from discrimination in employment, such as the Age Discrimination in Employment Act, as amended (“ADEA”), the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Americans With Disabilities Act (“ADA”), the Equal Pay Act (“EPA”), the Family and Medical Leave Act (“FMLA”), the New York State Paid Family Leave Act, the Genetic Information Nondiscrimination Act of 2008 (“GINA”), the Employee Retirement and Income Security Act (“ERISA”), the Worker Adjustment and Retraining Notification Act (“WARN”), the National Labor Relations Act (“NLRA”), the Fair Labor Standards Act (“FLSA”), Federal and State False Claims Acts, the New York State Labor Law (except minimum wage and unemployment claims),the New York Human Rights Law, Florida’s Civil Rights Act of 1992, the Florida Labor Law, including, but not limited to, the Florida Wage Anti-Discrimination Law, the Florida Whistle-blower’s Act, and the Florida Workers Compensation Anti-Retaliation Law, the Florida Attorney’s Fees in Actions for Unpaid Wages Law, and any similar International, Federal, State or local statute, regulation or order.

c.       Employee further agrees that the legal rights and Claims that Employee is giving up include any rights or Claims relating to any oral or written promise, agreement or contract of employment with the Company and/or other Released Company Parties, express or implied, or any oral or written promise, agreement or contract, express or implied, purporting to establish terms and conditions of employment. The Parties to this Agreement agree that any promise, agreement or contract concerning the employment of Employee by the Company or the terms and conditions of such employment or the termination of such employment, whether oral or written, express or implied is hereby terminated, is null and void, and has no further force or effect.

d.       Employee understands and agrees that the release provided in this Agreement also includes any and all Claims for defamation; wrongful discharge; constructive discharge; breach of contract (including employment contracts or collective bargaining agreements); breach of implied contract; breach of the covenant of good faith and fair dealing; tortious interference with business and/or contractual relationship (or prospective relationship); retaliatory discharge; whistleblower’s claims (if waivable); estoppel of any kind; common-law intentional torts; negligence; intentional or negligent infliction of mental or emotional distress; discrimination, harassment and/or retaliation or wrongful action that has been or could have been alleged under the common law, any civil rights or equal opportunity employment law, or any other statute, regulation, ordinance or rule; and any Claims against the Company for attorneys’ fees, liquidated damages, civil penalties, compensatory damages, punitive damages, costs, interest or any other kind of penalties or damages that exist or may exist as of the date that Employee signs this Agreement.

e.       Employee and the Company agree that the complete release set forth in this Agreement is intended to apply to Claims that they do not presently know to exist. Subject to the representations and warranties contained in this Agreement, Employee and the Company understand that the facts with respect to which this Agreement is given may hereafter prove to be different from the facts now known or believed by them, and they hereby accept and assume the risk thereof and agree that this Agreement shall be and shall remain, in all respects, effective and not subject to termination or rescission by reason of any such difference in facts.

f.       The Claims that Employee is giving up and releasing do not include Employee’s vested rights, if any, under any qualified retirement plan in which she participates, and Employee’s COBRA, unemployment insurance and workers’ compensation rights, if any. Additionally, nothing in this Agreement shall be construed to constitute a waiver of (i) any Claims Employee may have against the Released Company Parties that arise from acts or omissions that occur after the date of Employee’s execution of this Agreement, (ii) Employee’s rights, protected under law, to file a complaint or charge with, communicate with, provide relevant and truthful information to or otherwise cooperate with any governmental authority --including the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the Occupational Safety and Health Administration (“OSHA”), the Securities and Exchange Commission (“SEC”) -- regarding a possible violation of law or respond to any inquiry from such governmental authority, including an inquiry about the existence of this Agreement or its underlying facts, (iii) Employee’s right to communicate with any government agency or Employee’s right to participate in any regulatory or law enforcement investigation, including Employee’s right to report any suspected violations of law, and (iv) any Claims Employee cannot waive as a matter of law. Employee agrees, however, to waive and release any right to receive any individual remedy or to recover any individual monetary or non-monetary damages as a result of any administrative charge, complaint or lawsuit filed by Employee or anyone on Employee’s behalf, except as explicitly prohibited by law or as set forth in Section 9. Finally, the release of all Claims set forth in this Section 3 does not affect Employee’s rights as expressly created by this Agreement and does not limit Employee’s ability to enforce this Agreement.

g.       This Waiver and Release includes, but is not limited to, a waiver, discharge and release by Employee of the Released Company Parties from any damages or relief of whatever nature or description, including, but not limited to, compensatory damages, liquidated damages, punitive damages, equitable forms of relief, as well as any Claims for attorneys’ fees or costs, civil penalties and/or interest, which may arise from any of the Claims waived, discharged or released.

4.       Enforcement and Legal Actions. The Parties agree that this Agreement may be enforced in any court, federal, state or local, and before any administrative agency or body, federal, state or local. This Agreement may be used as a complete defense in the future should Employee bring a lawsuit or complaint based on any Claim that has been released, and if the Company successfully enforces the Complete Release in Section 3 above in a lawsuit or complaint involving Claims under any statute, Employee will pay for all costs incurred by the Company, including reasonable attorney’s fees, in defending such lawsuit or complaint, except as prohibited by the ADEA or other law.

5.       Continuing Obligations; Restrictive Covenants. Pursuant to Sections 8 to 12 of the Employment Agreement, Employee agreed to certain covenants relating to the ownership of intellectual property, confidential information, non-solicitation and non-competition. Employee and the Company acknowledge and agree that these restrictions shall survive the termination of Employee’s employment with the Company and the termination of the Employment Agreement, and Employee agrees that Employee shall comply with all such restrictions.

6.       Confidentiality of Agreement. Employee agrees that neither Employee nor any of Employee’s agents or representatives will disclose, disseminate and/or publicize, or cause or permit to be disclosed, disseminated or publicized, the existence of this Agreement, any of the terms of this Agreement, or any claims or allegations which Employee believes Employee could have made or asserted against the Company, specifically or generally, to any person, corporation, association or governmental agency or other entity except: (i) to the extent necessary to report income to appropriate taxing authorities; (ii) in response to an order of a court of competent jurisdiction or subpoena issued under the authority thereof; or (iii) in response to any inquiry or subpoena issued by a state or federal governmental agency; provided, however, that notice of receipt of such order or subpoena shall be emailed to VerifyMe, Inc., attn: Scott Greenberg (___________________), within 24 hours of the receipt of such order or subpoena, so that both Employee and the Company will have the opportunity to assert what rights they have to non-disclosure prior to any response to the order, inquiry or subpoena. Either party may give email notice of a different email address.

7.       Non-Disparagement. Employee and the Company agree to refrain from disparaging or making any unfavorable comments, in writing or orally, about either party, and in the case of the Company, about its management, its operations, policies, or procedures and in the case of Employee, to prospective employers, those making inquiry as to the reasons for Employee’s separation from the Company or to any person, company or other business entity.

8.       Cooperation. In the event of any lawsuit against the Company that relates to alleged acts or omissions by Employee during Employee’s employment with the Company, Employee agrees to cooperate with the Company by voluntarily providing truthful and full information as reasonably necessary for the Company to defend against such lawsuit. Provided, however, Employee shall be entitled to receive reimbursement for expenses, including lost wages, incurred in assisting the Company regarding any lawsuit.

9.       Whistleblower Rights. Nothing contained in this Agreement shall be construed to prevent Employee from reporting any act or failure to act to the Securities and Exchange Commission or other governmental body or prevent Employee from obtaining a fee as a “whistleblower” under Rule 21F-17(a) under the Securities and Exchange Act of 1934 or other rules or regulations implemented under the Dodd-Frank Wall Street Reform Act and Consumer Protection Act. Furthermore, the Defend Trade Secrets Act of 2016 is applicable. It provides that no employee may be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret (i) made in confidence, and solely for the purpose of reporting or investigating a suspected violation of law, to a federal, state, or local government official or to an attorney, (ii) made to an employee’s attorney if the employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, (iii) used in a court proceeding alleging retaliation if disclosed pursuant to a court order, or (iv) made in a complaint or other document filed under seal in a legal proceeding.

10.       Return of Company Property.

a.       Except as specifically set forth below, to the extent Employee has not already done so, by no later than the Separation Date, Employee shall return to the Company all documents (and all copies thereof) and other property belonging to the Company that Employee has in Employee’s possession, custody or control. The documents and property to be returned by Employee include, but are not limited to all files, correspondence, e-mail, memoranda, notes, notebooks, drawings, records, plans, forecasts, reports, studies, analyses, compilations of data, proposals, agreements, financial information, research and development information, customer lists and customer information (including but not limited to telephone directories, phone books, and any documents containing the name, address, telephone number, email address, or other contact information of any customer or any agent, representative, or employee of a customer), marketing information, operational and personnel information (including but not limited to organizational charts, telephone directories, phone books any documents containing the name, address, telephone number, email address, or other contact information of any employee, agent, or representative of the Company), specifications, code, software, databases, computer-recorded information, electronic records, tangible property and equipment, credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any Confidential and Proprietary Information of the Company (and all reproductions thereof in whole or in part). Employee agrees to make a diligent search to locate any such documents, property and information.

b.       If Employee has used any computer, server, e-mail or phone device owned by Employee or a member of Employee’s immediate family to receive, store, review, prepare or transmit any Confidential and Proprietary Information or, documents, property, materials or information of or pertaining to the Company, then no later than five (5) business days from the Separation Date, Employee shall provide the Company with a computer-useable copy of all such information and then permanently delete and expunge such Confidential and Proprietary Information from those systems.

c.       Employee further agrees that if Employee discovers any Company documents or property in Employee’s possession, custody or control or on Employee’s computer, server, e-mail system, or other electronic device in the future, Employee will immediately return such documents or information to the Company and delete them from such computer, device, or e-mail system.

11.       No Disability. Employee agrees that she has not sustained any disabling personal injury and/or occupational disease which has resulted in a loss of wage-earning capacity during her employment with the Company or due to the termination of her employment and that she has no personal injury and/or occupational disease which has been contributed to, or aggravated or accelerated in a significant manner, by her employment with the Company and/or the termination of her employment.

12.       No Pending Action. Subject to Section 2(f) above, Employee represents that, as of the date she executed this Agreement, Employee has not filed any charge, complaint or action in any forum against the Company.

13.       Consideration. This Agreement provides Employee with sums of money and benefits that include sums and benefits that Employee would not be entitled to receive without signing this Agreement.

14.       Consultation with Attorney. Company hereby encourages and advises Employee in writing to consult with an attorney of Employee’s choosing, prior to signing this Agreement, concerning all of the terms of this Agreement and the termination of Employee’s employment with the Company.

15.       Review Period. Employee represents and warrants that the Company has given Employee at least 21 days (the “review period”) to consider all of the terms of this Agreement, and for the purpose of consulting with an attorney if Employee so chooses. If this Agreement has been executed by Employee prior to the end of the review period, Employee represents that she has freely and willingly elected to do so. Employee and the Company agree that any changes to this Agreement, whether material or immaterial, do not operate to restart the review period. Once signed, Employee will have 7 days to revoke the Agreement, in writing, which revocation must be submitted to Scott Greenberg (___________________). If revoked, this Agreement shall not go into effect. If the Agreement is not revoked, it shall become effective on the eighth day after Employee signs it (“Effective Date”).

16.       Employee’s Review of Agreement. Employee represents and warrants that she has carefully read each and every provision of this Agreement and that she fully understands all of the terms and conditions of this Agreement.

17.       Voluntary Agreement. Employee represents and warrants that she enters into this Agreement voluntarily of her own free will, without any pressure or coercion from any person or entity, including, but not limited to, the Company or any of its representatives.

18.       Interpretation. Employee and the Company agree that, whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, which shall be fully severable and given full force and effect.

19.       Governing Law. This Agreement shall be construed and governed in accordance with the internal laws of the State of New York, without regard to principles of conflicts of laws, to the maximum extent possible.

20.       WAIVER OF JURY TRIAL. THE PARTIES AGREE TO WAIVE ANY RIGHT TO A JURY TRIAL IF ANY CLAIM ARISING OUT OF EMPLOYEE’S EMPLOYMENT, HER SEPARATION FROM THAT EMPLOYMENT AND/OR THIS AGREEMENT IS FILED IN COURT.

21.       Non-Assignment. Employee warrants, represents and agrees that she has not heretofore assigned or transferred or purported to assign or transfer to any person, firm, partnership, corporation or entity whatsoever, any of the legal rights or Claims waived or released herein.

22.       No Admission of Liability. Employee agrees that neither any payment under this Agreement, nor any term or condition of it, shall be construed at any time as an admission of liability or wrongdoing by the Company.

23.       Third Party Beneficiaries. The Parties agree that the Released Company Parties (other than the Company) are intended third party beneficiaries of this Agreement. The Released Company Parties’ rights under this Section 23 shall be irrevocable.

24.       Binding Effect. This Agreement shall be binding upon and inure to the benefit of Employee and Employee’s heirs and legal representatives and the Company, its successors and assigns. The obligations of this Agreement survive the resignation of Employee’s employment and Employee may not assign this Agreement or any of its obligations without the Company’s written consent. Employee agrees that the Company may freely assign this Agreement to a successor corporation or purchaser of its assets.

25.       Entire Agreement and Amendment. This Agreement (along with the Employment Agreement and the Confidentiality Agreement) sets forth the entire agreement and understanding between Employee and the Company and merges and supersedes all prior discussions, agreements, arrangements and understandings of every kind and nature, written or oral, between Employee and the Company, except as otherwise provided in this Agreement. This Agreement may not be amended or modified except by a writing signed by Employee and the Company.

26.       Section 409A. The benefits and compensation payable under this Agreement are intended to be exempt from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated and other official guidance issued thereunder (collectively, “Section 409A”), and this Agreement shall be administered and interpreted consistent with that intent. Notwithstanding the foregoing, the Company makes no representations that the benefits and compensation provided under this Agreement are exempt from or comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A. Each payment under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A.

27.       Counterparts. This Agreement may be executed in multiple originals, each of which shall be considered as an original instrument, but all of which shall constitute one agreement. A scanned copy, photocopy or facsimile of a fully-executed original has the same force and effect as the original.

[Signature Page Follows]

I UNDERSTAND THAT THIS AGREEMENT AFFECTS IMPORTANT RIGHTS. I HAVE READ IT CAREFULLY AND AM SATISFIED THAT I UNDERSTAND IT COMPLETELY. I HAVE HAD THE OPPORTUNITY TO CONSULT INDEPENDENT COUNSEL OF MY OWN CHOOSING PRIOR TO EXECUTING THIS AGREEMENT.

DATED:	7/17/2023	/s/ Margaret Gezerlis
Margaret Gezerlis

DATED:	7/17/2023	VERIFYME, INC.

		By:	/s/ Adam Stedham
Adam Stedham
CEO

EXHIBIT A

RESTRICTED STOCK UNIT AWARD AGREEMENT